EXHIBIT 99.1

American Eagle Outfitters Reports October Sales Of $210.2 Million
Same Store Sales Decrease 3%

Reiterates Third Quarter EPS Guidance

PITTSBURGH, PA - November 7, 2007 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that total sales for the four weeks ended November 3, 2007 were $210.2 million, an increase of 13% compared to $186.4 million for the four weeks ended October 28, 2006. Due to the 53rd week in fiscal 2006, October 2007 comps are compared to the four week period ended November 4, 2006. On this basis, comparable store sales decreased 3%, compared to a 12% increase for the same period last year.

October sales were consistent with the company's recent expectations. Lower store traffic in October continued to affect overall performance; however, the company managed through its fall inventory and is comfortable with the inventory mix and content entering the holiday season.

Total sales for the third quarter ended November 3, 2007 increased 7% to $744.4 million, compared to $696.3 million for the quarter ended October 28, 2006. Comparable store sales increased 2% for the quarter, compared to the same period last year.

Total sales for the year-to-date 39 week period ended November 3, 2007 increased 13% to $2.060 billion, compared to $1.821 billion for the 39 week period ended October 28, 2006. Comparable store sales increased 3% for the year-to-date period.

The company reiterated its third quarter earnings guidance of $0.44 to $0.45 per share, compared to $0.44 per share last year.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will report third quarter earnings on Tuesday, November 27th. Management will hold a conference call at 9:00 a.m. Eastern Time that morning. To listen to the call, please dial (877) 407-0789, or internationally dial (201) 689-8562. The call can also be accessed through our website, ae.com.

About American Eagle Outfitters:

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading retailer that operates under the American Eagle Outfitters and MARTIN + OSA brands.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. AE's original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 853 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships around the world. The American Eagle brand also includes a collection of dormwear and intimates, "aerie by American Eagle," which is available in 33 aerie stores, American Eagle stores and at aerie.com. It includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, aerie offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a new sportswear concept targeting 25 to 40 year-old women and men, carries apparel, accessories and footwear, using denim and sport inspiration to design fun and sport back into sportswear. MARTIN + OSA currently operates 14 stores. For additional information and updates, visit www.martinandosa.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the company's third quarter earnings expectations may not be achieved, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300